UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 21, 2008
(Date of report; date of
earliest event reported)
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0572512 (I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
As previously disclosed, on February 1, 2008, Cerberus FIM, LLC; Cerberus FIM Investors, LLC; and FIM Holdings LLC (collectively, the “FIM Entities”), submitted a letter to the Federal Deposit Insurance Corporation (“FDIC”) requesting that the FDIC waive certain of the requirements contained in a two-year disposition agreement among each of the FIM Entities and the FDIC that was entered into in connection with the sale by General Motors Corporation (“GM”) of 51% of the equity interests in GMAC LLC (“GMAC”) (the “Sale Transaction”). The Sale Transaction resulted in a change of control of GMAC Bank, an industrial bank, which required the approval of the FDIC. Prior to the Sale Transaction, the FDIC had imposed a moratorium on the approval of any applications for change in bank control notices submitted to the FDIC with respect to any industrial bank. As a condition to granting the application in connection with the change of control of GMAC Bank during the moratorium, the FDIC required each of the FIM Entities to enter into a two-year disposition agreement. That agreement required, among other things, that by no later than November 30, 2008, the FIM Entities complete one of the following actions: (1) become registered with the appropriate federal banking agency as a depository institution holding company pursuant to the Bank Holding Company Act or the Home Owners’ Loan Act, (2) divest control of GMAC Bank to one or more persons or entities other than prohibited transferees, (3) terminate GMAC Bank’s status as an FDIC-insured depository institution, or (4) obtain from the FDIC a waiver of the requirements set forth in this sentence on the ground that applicable law and FDIC policy permit similarly situated companies to acquire control of FDIC-insured industrial banks.
On July 15, 2008, the FDIC determined to address the FIM Entities’ waiver request through execution of a 10-year extension of the existing two-year disposition requirement. Pursuant to the extension, the FIM Entities have until November 30, 2018, to complete one of the four actions enumerated above. Certain agreements as described below were entered into in connection with this extension.
Parent Company Agreement
On July 21, 2008, each of GMAC, the FIM Entities, IB Finance Holding Company, LLC (“Holdings”), GMAC Bank and the FDIC (collectively, the “Contracting Parties”) entered into a Parent Company Agreement (the “PA”).
The PA requires GMAC to maintain its capital at a level such that the ratio of its total equity to total assets is at least 5%. The PA defines “total equity” and “total assets” as total equity and total assets, respectively, as reported on GMAC’s consolidated balance sheet in its quarterly and annual reports filed with the United States Securities and Exchange Commission. The PA further requires GMAC, beginning December 31, 2008, to maintain its capital at a level such that the ratio of its tangible equity to tangible assets is at least 5%. For this purpose, “tangible equity” means “total equity” minus goodwill and other intangible assets, net of accumulated amortization (other than mortgage servicing assets), and “tangible assets” means “total assets” less all goodwill and other intangible assets (other than mortgage servicing assets). Further, the PA requires GMAC Bank to obtain FDIC approval prior to engaging in certain affiliate transactions, and for any major deviation or material change from its business plan for a seven-year period. The PA also requires GMAC and Holdings to submit certain periodic reports to the FDIC and to consent to examinations by the FDIC to monitor compliance with the PA, any other agreements executed in conjunction with the 10-year extension of the existing two-year disposition requirement, and applicable law.
GMAC is currently owned 51% by FIM Holdings LLC and 49% by GM, and GM also owns all of the outstanding Preferred Membership Interests in GMAC. Cerberus FIM Investors, LLC is a member of FIM Holdings LLC, and Cerberus FIM, LLC is a member of Cerberus FIM Investors, LLC. Refer to Item 13 of GMAC’s Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion with respect to material relationships between GMAC and each of GM and applicable entities affiliated with FIM Holdings LLC.
Capital and Liquidity Maintenance Agreement
On July 21, 2008, the Contracting Parties entered into a Capital and Liquidity Maintenance Agreement (the “CLMA”). The CLMA requires capital at GMAC Bank to be maintained at a level such that GMAC Bank’s leverage ratio is at least 11% for a three-year period. The CLMA defines “leverage ratio” as the ratio of Tier 1 capital to total assets, as those amounts are determined pursuant to FDIC regulations related to capital requirements in 12 C.F.R., Section 325.2. Following the initial three-year period, GMAC Bank must continue to be “well capitalized” as defined in 12 C.F.R. Part 325. The CLMA further requires GMAC (and such additional Contracting Parties acceptable to the FDIC) to extend a $3 billion unsecured revolving line of credit to GMAC Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC (Registrant)
Dated: July 24, 2008	/S/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller